Exhibit 99
MEREDITH CORPORATION REPORTS FISCAL 2014 FIRST QUARTER RESULTS
Total Company Revenues Increase; Digital Generates Record Revenues
DES MOINES, IA (October 24, 2013) - Meredith Corporation (NYSE:MDP; www.meredith.com), the leading media and marketing company serving 100 million American women, today reported fiscal 2014 first quarter earnings per share of $0.53, compared to $0.55 in the prior-year period. Total revenues rose 1 percent to $356 million. Meredith recorded $12 million, or $0.16 per share, less of political advertising revenues in the first quarter of fiscal 2014 than in the prior-year period, as expected in an off-election year.
“We’re off to a strong start in fiscal 2014,” said Meredith Chairman and Chief Executive Officer Stephen M. Lacy. “Our Local Media Group achieved record revenue and profit performance for a non-political first quarter, with solid growth in non-political advertising. The National Media Group delivered growth in advertising, circulation and licensing revenues. Our digital businesses continued their strong growth pattern, posting record revenue performance for a fiscal first quarter.
“Importantly, we continued to successfully execute our Total Shareholder Return (TSR) strategy,” Lacy continued. “Since its launch almost exactly two years ago, we’ve increased our dividend 60 percent, repurchased $75 million of our shares, and meaningfully increased our scale through acquisitions and investments. Investor response has been strong, with our share price more than doubling since we launched our TSR program.”
Lacy noted the following fiscal 2014 first quarter financial highlights compared to the prior-year period:

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Local Media Group total revenues grew 3 percent to $90 million, a record high for any fiscal first quarter. Non-political advertising revenues increased 3 percent to $64 million, led by strong performance from Meredith television stations in Phoenix, Kansas City and Portland (OR).

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National Media Group advertising revenues increased 1 percent to $134 million. Performance was driven by Meredith’s parenthood brands - Parents, American Baby and FamilyFun - along with the EveryDay with Rachael Ray and Allrecipes brands.

•
Meredith’s brand licensing revenues increased more than 10 percent, due primarily to continued strong sales of Better Homes and Gardens’ licensed products at more than 4,000 Walmart stores across North America.

•
Total Company digital advertising revenues grew 12 percent and were a record high for a fiscal first quarter. National Media Group digital advertising revenues increased 10 percent, while Local Media Group digital advertising revenues rose 25 percent.

OPERATING GROUP DETAIL
NATIONAL MEDIA GROUP
Meredith’s National Media Group includes leading national consumer media brands delivered over multiple platforms that offer clients access to 100 million unduplicated American women every month - a reach unmatched in the industry. It also features robust brand licensing activities and innovative business-to-business marketing products and services.
Fiscal 2014 first quarter National Media Group operating profit was $28 million, compared to $29 million in the prior-year period. Revenues were even at $267 million.
Looking more closely at advertising performance in the first quarter of fiscal 2014, compared to the prior-year period:

•	Total advertising revenues grew 1 percent.

•	Digital advertising revenues increased 10 percent.

•	The food, non-prescription drug and prescription drug, and direct response categories were stronger.

•	Meredith’s share of the overall magazine industry grew to 11 percent, according to the most recent data from Publishers Information Bureau.

•
The Meredith Sales Guarantee, which demonstrates quantitatively that advertising in Meredith magazines increases retail sales for clients, continued to expand - with twice the number of participating brands as in the prior-year period.

Circulation revenues were up slightly from the prior-year period at $76 million, as growth in subscription revenues - particularly from Meredith’s parenthood brands - was partially offset by newsstand revenues.
Next month, Meredith will launch Allrecipes magazine, the media industry’s first major print extension of a digital brand. Allrecipes will begin with a rate base of 500,000 and a frequency of six times a year. Interest from advertisers has been strong, with Procter and Gamble, Hershey and General Motors among the first clients to commit.
Digital traffic averaged a record 47 million unique visitors in the first quarter of fiscal 2014, spurred by growth from the Better Homes and Gardens and Parents networks, along with Allrecipes.com. In addition, Meredith generated 1.2 million digital orders for print magazine subscriptions during the first quarter of fiscal 2014, an increase of 7 percent over the prior year.
Other revenues were $57 million, compared to $59 million in the prior-year period, as growth in brand licensing revenues was offset by Meredith Xcelerated Marketing.
“We continue to create dynamic media content across all distribution platforms - including print, digital and video - that consumers love and advertisers want as part of their marketing strategies,” said National Media Group President Tom Harty. “Our upcoming launch of Allrecipes magazine, a print extension of the world’s largest digital food brand, is a perfect example.”

LOCAL MEDIA GROUP
Meredith’s Local Media Group consists of leading television stations, many in fast-growing markets, and a video content creation unit that produces national broadcast and custom programming.
Fiscal 2014 first quarter Local Media Group operating profit was $26 million, compared to $28 million in the prior-year period. EBITDA margin was 36 percent. Meredith recorded $12 million less of political advertising revenues in the first quarter of fiscal 2014 than in the prior-year period.
Looking more closely at performance in the first quarter of fiscal 2014, compared to the prior-year period:

•	Non-political advertising revenues grew 3 percent to $64 million. The automotive, telecommunications and food categories were stronger.

•
Other revenues and operating expenses both increased, due primarily to growth in retransmission revenues from cable and satellite television operators, and programming fees paid to affiliated networks.

Meredith’s connection with viewers also strengthened in the first quarter of fiscal 2014. Meredith’s stations in Hartford, Portland and Saginaw reaffirmed their market leadership in news in the July ratings period, and Hartford and Portland were also No. 1 in sign-on to sign-off.
Digital traffic was strong in the first quarter of fiscal 2014, driven by initiatives to improve content and search engine optimization, as well as continued focus on mobile apps aimed at news, sports and weather-related information.
The Better Show, the daily syndicated program produced by Meredith Video Studios, began its seventh season in syndication and is currently available in 160 markets across the United States. In addition, in September The Better Show began airing to 90 million homes on the Hallmark Channel through an agreement with Crown Media Family Networks.
“Our record revenue performance - achieved in a non-political quarter - speaks to the fundamental strength of our television broadcasting business,” said Local Media Group President Paul Karpowicz. “We continue to engage viewers and successfully monetize the strength of our audience.”

OTHER FINANCIAL INFORMATION
Consistent with Meredith’s TSR strategy, Meredith repurchased 1 million shares of its stock in the first quarter of fiscal 2014. At September 30, 2013, $26 million remained under the current repurchase authorization. Key elements of Meredith’s TSR strategy are (1) An annual dividend of $1.63 per share; (2) A $100 million share repurchase program; and (3) Ongoing investments to scale the business and increase shareholder value over time.
Total debt was $370 million at September 30, 2013, and the weighted average interest rate was 2.8 percent. Meredith’s debt-to-EBITDA ratio for the 12 months ended September 30, 2013, was 1.4 to 1.
All earnings per share figures in the text of this release are diluted. Both basic and diluted earnings per share can be found in the attached Condensed Consolidated Statements of Earnings. All fiscal 2014 first quarter comparisons are against the prior-year period.

OUTLOOK
Looking at the second quarter of fiscal 2014, compared to the prior-year period:

•	National Media Group total advertising revenues are expected to be flat to down slightly.

•
Local Media Group non-political advertising revenues are expected to be up mid- to high-single digits. Meredith will be cycling against $26 million, or $0.35 per share, in net political advertising revenues recorded in the prior-year second quarter.

•	Meredith currently expects fiscal 2014 second quarter earnings per share to range from $0.65 to $0.70.
Looking at full year fiscal 2014, compared to the prior-year period:

•	A number of uncertainties remain that may affect Meredith’s outlook, most notably limited visibility into customers’ calendar 2014 advertising and marketing budgets.

•
Additionally, the Local Media Group will be cycling against a record $39 million, or $0.54 per share, in net political advertising revenues recorded in fiscal 2013, partially offset by increased retransmission fees.

•	Meredith continues to expect full year fiscal 2014 earnings per share to range from $2.60 to $2.95.

CONFERENCE CALL WEBCAST
Meredith will host a conference call on October 24, 2013 at 11 a.m. EDT to discuss fiscal 2014 first quarter results. A live webcast will be accessible to the public on the Company’s website, www.meredith.com, and a replay will be available for two weeks. A transcript will be available within 48 hours of the call at www.meredith.com.

RATIONALE FOR USE AND ACCESS TO NON-GAAP RESULTS
Management uses and presents GAAP and non-GAAP results to evaluate and communicate its performance. Non-GAAP measures should not be construed as alternatives to GAAP measures. EBITDA and EBITDA margin are common supplemental measures of performance used by investors and financial analysts. Management believes that EBITDA provides an additional analytical tool to clarify the Company’s results from core operations and delineate underlying trends. Meredith does not use EBITDA as a measure of liquidity or funds available for management’s discretionary use because they include certain contractual and non-discretionary expenditures.
Reconciliations of non-GAAP to GAAP measures are attached to this press release and will be made available at www.meredith.com.

SAFE HARBOR
This release contains certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management’s current knowledge and estimates of factors affecting the Company and its operations. Statements in this release that are forward-looking include, but are not limited to, the statements regarding advertising revenues, along with the Company’s revenue and earnings per share outlook for the second quarter and full year fiscal 2014.
Actual results may differ materially from those currently anticipated. Factors that could adversely affect future results include, but are not limited to, downturns in national and/or local economies; a softening of the domestic advertising market; world, national or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss or insolvency of one or more major clients; the integration of acquired businesses; changes in consumer reading, purchasing and/or television viewing patterns; increases in paper, postage, printing, syndicated programming or other costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in government regulations affecting the Company’s industries; increases in interest rates; and the consequences of acquisitions and/or dispositions. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT MEREDITH CORPORATION
Meredith Corporation (NYSE: MDP; www.meredith.com) is the leading media and marketing company serving American women. Meredith reaches 100 million American women every month through multiple well-known national brands - including Better Homes and Gardens, Parents, Family Circle, Allrecipes, EveryDay with Rachael Ray and FamilyFun - and local television brands in fast-growing markets. Meredith is the industry leader in creating content in key consumer interest areas such as home, family, food, health and wellness and self-development. Meredith uses multiple distribution platforms - including print, television, digital, mobile, tablets, and video - to give consumers content they desire and to deliver the messages of its advertising and marketing partners.
Additionally, Meredith Xcelerated Marketing serves the nation’s top brands and companies by delivering content-powered engagement for a hyper-connected world. Its deep expertise in digital, mobile, social, healthcare, analytics and international marketing enable it to provide cutting-edge cross-channel customer management for many of the world’s most popular brands.

A hallmark of Meredith's business model and financial profile is its ability to consistently generate substantial free cash flow by leveraging the strength of its multi-platform portfolio. Meredith is committed to increasing Total Shareholder Return through dividend payments, share repurchases and strategic business investments. Meredith has paid a dividend for 66 straight years and increased its dividend for 20 consecutive years. Meredith currently pays an annual dividend of $1.63 per share, resulting in a dividend yield of approximately 3 percent.

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Shareholder/Financial Analyst Contact:	Media Contact:
Mike Lovell	Art Slusark
Director of Investor Relations	Chief Communications Officer
Phone: (515) 284-3622	Phone: (515) 284-3404
E-mail: Mike.Lovell@Meredith.com	E-mail: Art.Slusark@Meredith.com

Meredith Corporation and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)

Three months ended September 30,	2013	2012
(In thousands except per share data)
Revenues
Advertising	$198,547	$207,122
Circulation	75,734	75,489
All other	82,171	71,546
Total revenues	356,452	354,157
Operating expenses
Production, distribution, and editorial	140,777	140,611
Selling, general, and administrative	161,072	156,314
Depreciation and amortization	11,795	11,927
Total operating expenses	313,644	308,852
Income from operations	42,808	45,305
Interest expense, net	(2,713)	(3,686)
Earnings before income taxes	40,095	41,619
Income taxes	(16,054)	(16,764)
Net earnings	$24,041	$24,855

Basic earnings per share	$0.54	$0.56
Basic average shares outstanding	44,648	44,494

Diluted earnings per share	$0.53	$0.55
Diluted average shares outstanding	45,432	45,043

Dividends paid per share	$0.4075	$0.3825

Meredith Corporation and Subsidiaries
Segment Information (Unaudited)

Three months ended September 30,	2013	2012
(In thousands)
Revenues
National media
Advertising	$133,684	$132,664
Circulation	75,734	75,489
Other revenues	57,481	58,817
Total national media	266,899	266,970
Local media
Non-political advertising	64,352	62,246
Political advertising	511	12,212
Other revenues	24,690	12,729
Total local media	89,553	87,187
Total revenues	$356,452	$354,157

Operating profit
National media	$28,076	$29,424
Local media	25,676	27,644
Unallocated corporate	(10,944)	(11,763)
Income from operations	$42,808	$45,305

Depreciation and amortization
National media	$4,950	$5,390
Local media	6,433	6,102
Unallocated corporate	412	435
Total depreciation and amortization	$11,795	$11,927

EBITDA [1]
National media	$33,026	$34,814
Local media	32,109	33,746
Unallocated corporate	(10,532)	(11,328)
Total EBITDA [1]	$54,603	$57,232

1 EBITDA is net earnings before interest, taxes, depreciation, and amortization.

Meredith Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

Assets	September 30, 2013	June 30, 2013
(In thousands)
Current assets
Cash and cash equivalents	$16,368	$27,674
Accounts receivable, net	237,025	232,305
Inventories	28,974	28,386
Current portion of subscription acquisition costs	96,758	97,982
Current portion of broadcast rights	8,402	2,831
Other current assets	20,854	18,514
Total current assets	408,381	407,692
Property, plant, and equipment	464,916	464,255
Less accumulated depreciation	(283,236)	(277,938)
Net property, plant, and equipment	181,680	186,317
Subscription acquisition costs	95,646	99,433
Broadcast rights	4,283	3,634
Other assets	71,412	69,848
Intangible assets, net	580,908	584,281
Goodwill	788,786	788,854
Total assets	$2,131,096	$2,140,059

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$25,000	$50,000
Current portion of long-term broadcast rights payable	8,638	4,089
Accounts payable	62,047	78,458
Accrued expenses and other liabilities	111,639	132,676
Current portion of unearned subscription revenues	189,226	191,448
Total current liabilities	396,550	456,671
Long-term debt	345,000	300,000
Long-term broadcast rights payable	6,082	5,096
Unearned subscription revenues	158,042	163,809
Deferred income taxes	255,977	247,487
Other noncurrent liabilities	111,667	112,700
Total liabilities	1,273,318	1,285,763
Shareholders' equity
Common stock	36,389	36,242
Class B stock	8,314	8,324
Additional paid-in capital	47,398	50,170
Retained earnings	781,628	775,901
Accumulated other comprehensive loss	(15,951)	(16,341)
Total shareholders' equity	857,778	854,296
Total liabilities and shareholders' equity	$2,131,096	$2,140,059

Meredith Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

Three months ended September 30,	2013	2012
(In thousands)
Net cash provided by (used in) operating activities	$(6,428)	$10,573

Cash flows from investing activities
Acquisitions of businesses	(750)	(3,291)
Additions to property, plant, and equipment	(3,786)	(5,678)
Net cash used in investing activities	(4,536)	(8,969)

Cash flows from financing activities
Proceeds from issuance of long-term debt	91,000	35,000
Repayments of long-term debt	(71,000)	(10,000)
Purchases of Company stock	(48,959)	(18,305)
Dividends paid	(18,314)	(17,086)
Proceeds from common stock issued	43,868	10,086
Excess tax benefits from share-based payments	3,063	1,216
Other	—	(763)
Net cash provided by (used in) financing activities	(342)	148
Net increase (decrease) in cash and cash equivalents	(11,306)	1,752
Cash and cash equivalents at beginning of period	27,674	25,820
Cash and cash equivalents at end of period	$16,368	$27,572

Table 1
Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures

EBITDA
Consolidated EBITDA, which is reconciled to net earnings in the following tables, is defined as net earnings before interest, taxes, depreciation, and amortization.
Segment EBITDA is a measure of segment earnings before depreciation and amortization.
Segment EBITDA margin is defined as segment EBITDA divided by segment revenues.

	Three months ended September 30, 2013
	National Media	Local Media	Unallocated Corporate	Total
(In thousands)
Revenues	$266,899	$89,553	$—	$356,452

Operating profit	$28,076	$25,676	$(10,944)	$42,808
Depreciation and amortization	4,950	6,433	412	11,795
EBITDA	$33,026	$32,109	$(10,532)	54,603
Less:
Depreciation and amortization				(11,795)
Net interest expense				(2,713)
Income taxes				(16,054)
Net earnings				$24,041

Segment EBITDA margin	12.4%	35.9%

	Three months ended September 30, 2012
	National Media	Local Media	Unallocated Corporate	Total
(In thousands)
Revenues	$266,970	$87,187	$—	$354,157

Operating profit	$29,424	$27,644	$(11,763)	$45,305
Depreciation and amortization	5,390	6,102	435	11,927
EBITDA	$34,814	$33,746	$(11,328)	57,232
Less:
Depreciation and amortization				(11,927)
Net interest expense				(3,686)
Income taxes				(16,764)
Net earnings				$24,855

Segment EBITDA margin	13.0%	38.7%